Prospectus Supplement filed pursuant to Rule 424(b)(3)

ATEL GROWTH CAPITAL FUND 8, LLC

SUPPLEMENT DATED DECEMBER 7, 2012
TO THE PROSPECTUS DATED AUGUST 20, 2012
OF
ATEL GROWTH CAPITAL FUND 8, LLC (the "Fund")

The Fund’s Prospectus is hereby supplemented as set forth herein. This supplement is a part of and must be accompanied by the Fund’s Prospectus dated August 20, 2012.  Terms not otherwise defined herein have the meaning defined in the Prospectus.

CHANGE OF ADDRESS

As of December 10, 2012, the offices of the Fund and the Manager and its affiliates have been relocated to The Transamerica Pyramid, 600 Montgomery Street, 9th Floor, San Francisco, California 94111.  The telephone numbers, electronic mail addresses and other contact information for ATEL and its affiliates remain the same.

FUND REPORTS

The Fund has undertaken to publish in its future periodic reports on Form 10-Q and Form 10-K an estimated net asset value for its Units as determined by its Manager.  These quarterly net asset value estimates will be accompanied by a description of the methodology used by the Manager to calculate the estimated Unit value.  Until the periodic report filed by the Fund for the first full fiscal quarter following termination of the Fund's public offering of Units, the published value will equal the public offering price per Unit.  The periodic report filed for the first full fiscal quarter following the termination of the Fund's public offering of Units will include an estimated valuation of the Fund's assets as of the end of the period covered by the report, including the Fund's investment portfolio held as of that date.

The Fund's Units are not and will not be traded on any secondary market and, accordingly, the net asset values published by the Fund will not represent any market value, but will represent management's estimate of the value of the Fund's investment portfolio and other assets in accordance with the accompanying description of the valuation methodology and subject to the qualifications published with the estimated values.